UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1 )

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Monro, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 18, 2020

This proxy statement supplement (this “Supplement”), dated August 7, 2020, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Monro, Inc. (“Monro,” the “Company,” “we,” “our” or “us”), dated July 8, 2020 and made available to shareholders in connection with the annual meeting of shareholders to be held on August 18, 2020 (the “Annual Meeting”). Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS

SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Appointment of Interim CEO; Substitute Nominee for Election as Class 1 Director

Brett T. Ponton has resigned as a director of the Company, effective as of August 5, 2020, and has indicated that he would resign as President and Chief Executive Officer of the Company, effective as of August 19, 2020. In light of Mr. Ponton’s resignation as a director, Mr. Ponton will not stand for election at the Annual Meeting.

The Board has elected Robert E. Mellor, Chairman of the Board of Directors of the Company, to the role of interim Chief Executive Officer, effective as of August 19, 2020. While serving as interim Chief Executive Officer, Mr. Mellor will serve as Executive Chairman of the Board.

In light of Mr. Ponton’s resignation as a director, the Board, upon recommendation of the Nominating and Corporate Governance Committee, has elected Leah C. Johnson to the Board of Directors as a Class 1 Director to fill the vacancy on the Board.

There are no family relationships among any of our directors, now including Ms. Johnson in lieu of Mr. Ponton, and executive officers. The Board has determined that Ms. Johnson satisfies the NASDAQ director independence standards. There were no reportable related person transactions during Fiscal 2020.

The Proxy Statement provides that if any of the nominees named will be unable to serve if elected, the votes will be cast for a substitute nominee selected by the Board of Directors unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve on our Board of Directors. The Board, upon recommendation of the Nominating and Corporate Governance Committee, has proposed Ms. Johnson as a substitute nominee in place of Mr. Ponton. We expect that Ms. Johnson will be able to serve if elected. Accordingly, any shares represented at the Annual Meeting by proxy cards or voting instructions will not be voted for Mr. Ponton, but will instead be voted with respect to the election of Ms. Johnson as a Class 1 Director pursuant to the discretionary voting authority granted to the proxies. The proxy card or voting instruction form distributed with the Proxy Statement remains valid and shareholders who have already returned their proxy card or provided voting instructions do not need to take any action unless they wish to change or revoke their other voting instructions.

Set forth below is a summary of the biographical information for Ms. Johnson.

Leah C. Johnson Age: 57 Director since: 2020 Committees: None

Principal Occupation:

Chief Communications and Marketing Officer of Lincoln Center for the Performing Arts, an internationally renowned performing arts institution

Business Experience:

•  Founder and former Chief Executive Officer of LCJ Solutions, LLC, a strategic communications consulting firm

•  Former Senior Vice President, Global Corporate Affairs at Citigroup, Inc.

•  Former Vice President of Corporate Communications at S&P Global Ratings (previously, Standard & Poor’s)

Current and Former Directorships:

•  Current director of Pluralsight, Inc. (Nasdaq: PS)

•  Current trustee of The Trust for Cultural Resources of the City of New York

•  Founding trustee of Pollyanna, Inc.

•  Current trustee of the Museum of the City of New York

•  Current trustee of New York Public Radio

Skills and Expertise:

•  Knowledge and operational experience in corporate strategy and communications, public affairs, marketing, change management, and diversity and inclusion

•  Entrepreneurial leadership and approach

•  Community engagement and culture

The Board of Directors recommends that you vote “FOR” each of the director nominees, which now include Leah C. Johnson in lieu of Brett T. Ponton.

Other than as specified above, no items presented in the Proxy Statement are affected by this Supplement, and you should carefully review the Proxy Statement prior to voting your shares.

By order of the Board of Directors,

Maureen E. Mulholland

Senior Vice President – General Counsel and Secretary

August 7, 2020